Exhibit 99.1

FOR IMMEDIATE RELEASE

May 5, 2016

Snyder’s-Lance Announces Results from

Annual Meeting of Stockholders

CHARLOTTE, NC, May 5, 2016 – Snyder’s-Lance Inc. (Nasdaq-GS:LNCE) today announced the results from its Annual Meeting of Stockholders held on May 4, 2016. The stockholders approved each of the proposals voted on at the meeting.

Election of Directors

The following nominees were elected to the Snyder’s-Lance, Inc. Board of Directors to serve until the Annual Meeting of Stockholders in 2019:

•	John E. Denton

•	Lawrence V. Jackson

•	David C. Moran

•	Dan C. Swander

The following nominees were elected to the Snyder’s-Lance, Inc. Board of Directors to serve until the Annual Meeting of Stockholders in 2017:

•	Brian J. Driscoll

The Board of Directors is currently comprised of twelve members.

Advisory Vote on Executive Compensation

The stockholders approved the advisory resolution approving the compensation paid to Snyder’s-Lance, Inc. named executive officers.

Approval of the Snyder’s-Lance, Inc. 2016 Key Incentive Employee Plan

The stockholders approved the Snyder’s-Lance, Inc. 2016 Key Incentive Employee Plan.

Ratification of Selection of PricewaterhouseCoopers LLP as Independent Public Accountants

The stockholders ratified the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2016.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder’s-Lance’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, popcorn, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio, California, Oregon, Iowa, Wisconsin, and the United Kingdom. Products are sold under the Snyder’s of Hanover®, Lance®, Kettle Brand®, Kettle®, Cape Cod®, Snack Factory® Pretzel Crisps®, Pop Secret®, Emerald®, Diamond of California®, Late July®, Krunchers!®, Tom’s®, Archway®, Jays®, Stella D’oro®, Eatsmart Snacks™, O-Ke-Doke®, and other brand names along with a number of third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. For more information, visit the Company’s corporate web site: www.snyderslance.com.

Investor Contact

Kevin Powers, Senior Director, Investor Relations

Kpowers@snyderslance.com, (704) 557-8279